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                         GENERAL MICROWAVE CORPORATION
                          5500 NEW HORIZONS BOULEVARD
                        AMITYVILLE, NEW YORK 11701-1156

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, JANUARY 6, 1999

A Special Meeting of Shareholders of General Microwave Corporation, will be held at 5500 New Horizons Boulevard, Amityville, New York on Wednesday, January 6, 1999, at 10:00 a.m., local time, to consider and act on the following matters:

1. The approval and adoption of the Agreement and Plan of Merger, dated as of August 21, 1998, by and among GMC, eleven GMC shareholders, Herley Industries, Inc., and GMC Acquisition Corporation, as amended. GMC Acquisition is a wholly-owned subsidiary of Herley that was formed solely to implement the merger. If the Agreement and Plan of Merger, as amended, is adopted by the shareholders and the other conditions to the merger are satisfied or waived, (x) GMC Acquisition will be merged with and into GMC and (y) each share of GMC common stock will be converted into the right to receive $18.00 in cash and a Warrant to purchase one share of Herley common stock.

2. To transact such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Any shareholder who does not wish to accept the merger consideration of $18.00 per share and a Herley common stock warrant and who properly dissents from the proposed merger and complies with the requirements of Sections 623 and 910 of the New York Business Corporation Law will have the right to receive payment in cash of the fair value of their shares of GMC common stock. The appraisal right is subject to a number of restrictions and technical requirements described in the attached proxy statement.

The close of business on November 17, 1998 has been fixed as the record date for determination of the shareholders entitled to notice of and to vote at the meeting or any adjournment of the meeting. Any shareholder will be able to examine a list of holders of record, for any purpose related to the Special Meeting, during the 10-day period before the meeting. The list will be available at the offices of Howard Cohen at General Microwave Corporation, 5500 New Horizons Boulevard, Amityville, NY 11701-1156; telephone: (516) 226-8900 extension 218.

Shareholders may vote in person or by proxy. The proxy statement, which explains the merger in detail, and the accompanying proxy card are attached to this notice. Holders of record of common stock at the close of business on November 17, 1998 will be entitled to vote at the meeting or any adjournment thereof with respect to all matters described
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above. PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY USING THE ENCLOSED
POSTAGE-PAID ENVELOPE.

                                          By Order of the Board of Directors

                                          Michael I. Stolzar
                                          Secretary

Amityville, New York
December 11, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE GMC MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.